SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): March 22, 2004

CITIZENS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-16509	84-0755371

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

400 East Anderson Lane
Austin, Texas 78752
(Address of principal executive offices) (Zip Code)

512-837-7100
Registrant’s telephone number, including area code

Item 5. Other Events and Regulation FD Disclosure
Item 7. Financial Statements and Exhibits
Signature
Exhibit Index
EX – 10.10
Loan Agreement, Security Agreement and Note.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On March 22, 2004 Citizens, Inc. established a line of credit with Regions Bank, an unaffiliated Alabama banking association. Under the line of credit, Citizens is authorized to borrow up to $30 million on a revolving basis. Citizens does not have any near term plans to draw upon the line of credit. A summary of the key provisions of the line of credit is as follows:

•	Use of Proceeds – Advances on the line may be used for acquisitions of operating insurance companies or for general corporate purposes; provided, however, that outstanding advances for general corporate purposes cannot exceed $5 million. In addition, with respect to an acquisition advance, the amount drawn cannot exceed 90% of the consideration to be paid for the acquisition target, and any acquisition advace equal to or in excess of $12 million will require the prior written consent of the bank.

•	Interest Rate – 30-day LIBOR (London InterBank Offered Rate) plus 1.80% per year, payable quarterly.

•	Maturity Date – March 22, 2005, although Citizens has the right to terminate the line of credit at any time. Upon termination, all amounts outstanding under the line would need to be paid unless as otherwise mutually agreed, which could include extending the line.

•	Collateral – all shares of capital stock of any subsidiary acquired by Citizens using proceeds under the line, or if Citizens’ primary insurance subsidiary, Citizens Insurance Company of America (“CICA”), is the acquiring entity and uses proceeds from the line, then CICA will be required to execute a subordinated debenture payable to Citizens, and the proceeds of such debenture will be collateral.

•	Covenants – Until payment in full of any borrowings and termination of the line of credit, Citizens and its material subsidiaries have agreed, among other things, to:

(a)	not incur debt or liability other than (i) existing debt, (ii) debt incurred in the ordinary course of business, (iii) liabilities under insurance policies and reinsurance agreements, or (iv) debt or liability in connection with the purchase of equipment exceeding $3,000,000 or with respect to capital leases exceeding $3,000,000 during any fiscal year, subject to an aggregate limit of $5,000,000 during any fiscal year. Capital expenditures are also limited to $3,000,000 during any fiscal year, subject also to the $5,000,000 aggregate limitation noted in the preceding sentence;

(b)	generally not permit any liens or security interests on its assets or pledge any of its assets other than certain permitted liens in the ordinary course of business, those imposed by law or those created in connection with the incurrence of the types of debt or liability permitted in connection with the purchase of equipment or capital leases discussed above;

(c)	declare any cash dividends without the consent of the bank;

(d)	without the consent of the bank, liquidate, merge, or consolidate with another entity unless Citizens is the surviving entity, or sell or transfer all, or substantially all, of its assets to another entity;

(e)	maintain certain debt ratios within specified parameters;

(f)	engage in a substantially different line of business than presently conducted; and

(g)	not issue or sell shares of its capital stock or rights, options or warrants to purchase capital stock without consent of the bank, except that Citizens may issue or sell its capital stock without bank consent in connection with stock dividends and existing options and warrants. In addition, as long as Citizens in not in default on the line, it may also issue or sell capital stock without bank consent (i) as consideration for an acquisition, (ii) as part of a public offering, and (iii) in connection with the issuance or sale of shares of preferred stock.

For further information regarding the line of credit, please see the loan agreements attached to this Form 8-K as Exhibit 10.10.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Filed herewith is the following:

Exhibit No.	Description
10.10	Loan Agreement, Security Agreement and Note dated March 22, 2004 between Citizens, Inc. and Regions Bank.

SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS, INC.

By:	/s/ Mark A. Oliver

Mark A. Oliver, President

Date: March 26, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.10	Loan Agreement, Security Agreement and Note dated March 22, 2004 between Citizens, Inc. and Regions Bank.